                                                                   Exhibit 10.28

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                        MANUFACTURE AND SUPPLY AGREEMENT
                                     BETWEEN

                      DRAXIS SPECIALTY PHARMACEUTICALS INC.

                         AND PENWEST PHARMACEUTICALS CO.

                             AS OF NOVEMBER 6, 2006

                                TABLE OF CONTENTS

ARTICLE I - INTERPRETATION..................................................      2

ARTICLE II - FORMULATION....................................................      7

ARTICLE III - CONSIDERATION.................................................      9

ARTICLE V- DELIVERY, TITLE AND ACCEPTANCE...................................     15

ARTICLE VII - REGULATORY MATTERS............................................     20

ARTICLE VIII - REPRESENTATIONS AND WARRANTIES...............................     21

ARTICLE IX - INTELLECTUAL PROPERTY..........................................     25

ARTICLE X - INDEMNITIES AND LIMITATION OF LIABILITIES.......................     29

ARTICLE XI - TERM AND TERMINATION...........................................     31

ARTICLE XII - MISCELLANEOUS.................................................     33

                        MANUFACTURE AND SUPPLY AGREEMENT

THIS AGREEMENT is effective from the 6th day of November 2006 (the "EFFECTIVE DATE")

BETWEEN: PENWEST PHARMACEUTICALS CO. a corporation incorporated under the laws of Washington, having offices at 39 Old Ridgebury Road, Suite #11, Danbury, Connecticut, U.S.A. 06810 and at 2981 Route 22, Patterson, New York, U.S.A. 12563;

                              ("PURCHASER")

AND: DRAXIS SPECIALTY PHARMACEUTICALS INC., a corporation amalgamated under the laws of Canada having its principal office at 16751 Trans Canada Highway, Kirkland, Quebec H9H 4J4;

                              ("SUPPLIER")

WHEREAS Purchaser and DRAXIS Pharma Inc. are parties to a Custom Manufacturing Agreement dated as of September 27, 1999 (the "Prior Agreement");

AND WHEREAS Supplier is the successor in interest to DRAXIS Pharma, Inc.;

AND WHEREAS the Parties are willing to amend and restate the Prior Agreement as provided herein;

AND WHEREAS Purchaser desires to have Supplier manufacture and supply certain ingredients for Purchaser's tablet products;

AND WHEREAS Supplier desires to manufacture and supply Purchaser with certain ingredients for the manufacture of Purchaser's tablet products;

AND WHEREAS the Parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements in this Agreement, Purchaser and Supplier agree with each other as follows:

                           ARTICLE I - INTERPRETATION

1.1   DEFINED TERMS.

As used in this Agreement and in the Quality Agreement (as defined below), the following terms have the following meanings unless the context clearly requires otherwise:

"ACCEPTED PURCHASE ORDER(s)" shall have the meaning ascribed hereto in Section 4.3(b) of this Agreement.

"AFFILIATE" means, with respect to a Party, any legal entity (such as a corporation, partnership or limited liability company) that controls, is controlled by or under common control with such Party. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

"AGREEMENT" means this Manufacture and Supply Agreement and all schedules listed in Section 1.2 supplemental thereto and any amendments to the foregoing.

"BATCH" means a production batch of Products as specified in Schedule C attached hereto.

"BUSINESS DAY" or "BUSINESS DAYS" means any day other than Saturday, Sunday or a holiday generally recognized in Canada or the United States.

"CALENDAR YEAR(s)" means January 1 to December 31 of any given year or years, as the case may be.

"CFR" means the U.S. Code of Federal Regulations.

"CONSUMER PRICE INDEX" means the Consumer Price Index for Canada (P119500) as published by Statistics Canada, or a successor agency. In the event that Statistics Canada stops publishing the Consumer Price Index or substantially changes its content or format, the Parties will substitute another comparable index published monthly by a mutually agreeable source. If Statistics Canada redefines the base year for the Consumer Price Index from 1986 to another year, the Parties will continue to use the Consumer Price Index but will convert to the new base year using an appropriate, mutually agreeable conversion formula.

"CURRENT GOOD MANUFACTURING PRACTICES" or "CGMP" or "GMP" means, as applicable in accordance with the country(ies) in which the Products will be manufactured or distributed, the practices set out in the guidelines (i) published as the Good Manufacturing Practices for Drug Manufacturers and Importers by the HPFBI, as amended from time to time, with respect to the Products manufactured or distributed in Canada, (ii) for the manufacture of pharmaceutical products and the Current Good Manufacturing Practices as defined in United States 21 CFR 210, et seq., as amended from time to time, with respect to the Products manufactured or distributed in the United States, and (iii) the EU Guidelines to Good Manufacturing Practice for Medical Products for Human and Veterinary Use, as amended from time to time, with respect to the Products manufactured or distributed in the European Union, and, in any event, (iv) such other relevant good manufacturing practices as required by applicable Law.

"DESIGNATED SUPPLIER" shall have the meaning ascribed to it in the Quality Agreement.

"DESIGNATED SUPPLIER'S AUDIT" shall have the meaning ascribed to it in the Quality Agreement.

"FACILITY" means those sections of Supplier's facility located at 16751 Trans Canada Highway, Kirkland, Quebec, Canada used in the Formulation of the Products hereunder and, subject to Purchaser's prior written approval, such other facilities used by Supplier in the Formulation of Products hereunder.

"FDA" means the United States Food and Drug Administration, or any successor to it.

"FORMULATE" or "FORMULATED" means to effect the operation required in the manufacture, processing, filling, testing, packaging, labelling or storage, as the case may be, of the Products by Supplier.

"FORMULATION" means any operation required in the manufacture, processing, filling, testing, packaging, labelling or storage, as the case may be, of the Products by Supplier.

"FORMULATION RECORDS" shall have the meaning ascribed to it in Section 6.5.

"GOVERNMENTAL AUTHORITY" or "REGULATORY AUTHORITY" means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of Canada, any relevant foreign country or territory, or any domestic or foreign state, province, country, city or other political subdivision thereof.

"HPFBI" means the Health Products and Food Branch Inspectorate of Health Canada, or any successor to it.

"INCOTERMS 2000" means the International Commercial Terms published by the International Chamber of Commerce, as amended from time to time, codifying the contractual rules for the interpretation of standardized commercial terms for transactions. Where referenced, the relevant provisions of Incoterms 2000 shall be deemed to have been incorporated by reference in this Agreement except in so far as they may conflict with any other provision of this Agreement, in which case the Agreement provision shall prevail.

"INDEMNITEES" means a Party seeking indemnification hereunder, and that Party's shareholders, directors, officers, employees, agents and representatives.

"INDEMNITOR" means a Party providing indemnification hereunder.

"INTELLECTUAL PROPERTY" means all domestic or foreign (i) trademarks, service marks, trade names, trade dress, logos and slogans and all goodwill associated therewith; (ii) patent, patent rights, industrial and other designs, including any and all applications, applications for registration, registrations, divisions, continuations, continuations-in-part, extensions, substitutions, renewals, revalidations, re-examinations, reissues or additions, including supplementary certificates of protection, or of to any of the foregoing items;
(iii) copyright, any original work or authorship fixed in any tangible medium of expression, including literary works, all forms and types of computer software, all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing, all musical, dramatic, pictorial, graphic and artistic works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

"INVENTORY CARRYING FEE(s)" shall have the meaning ascribed thereto in Section 4.2(f).

"LAW(s)" means any law, statute, rule, regulation, guideline (including Current Good Manufacturing Practices), ordinance or other pronouncement of any Governmental Authority having the effect of law in Canada, any relevant foreign country or any territory or any domestic or foreign state, province, county, city or other political subdivision.

"LICENSED TECHNOLOGY" shall have the meaning ascribed thereto in Section 8.2(a)(iii).

"LICENCES" means the licences, permits, certificates, authorizations or approvals issued to Supplier by the relevant Governmental Authorities in respect of its Facility, the conducting of Supplier's business and Supplier's Formulation activities.

"LONG LEAD TIME MATERIALS" means those Materials listed in Schedule E hereto held by Supplier beyond requirements necessary for (a) the supply of the Products required under

Firm Orders and (b) any pre-approved safety stock, including the safety stock described in Section 4.2(e).

"LOSSES" mean any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment) but shall exclude any and all indirect, incidental, special or consequential damages or losses, including loss of profits or revenue.

"MATERIALS" mean all materials and ingredients used in the Formulation of Products by Supplier, including the raw materials and packaging, shipping or labelling materials, as well as freight and duty services, if applicable; Materials shall include the raw materials listed in the Specifications.

"ONGOING FORECAST" has the meaning ascribed thereto in Section 4.1(a) of this Agreement.

"PARTY" means either Purchaser or Supplier, individually; "PARTIES" means Purchaser and Supplier collectively.

"PERSON" means any natural person, entity, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

"PRICES" or "PRICE" means the total aggregate cost of each Product, as set out in Schedule "C" for 2006 and as adjusted in subsequent years of the Term of the Agreement in accordance with the provisions of Section 3.1.

"PROCEEDING" means applicable action, claim, suit, proceeding, arbitration or Governmental Authority action, notification, investigation or audit.

"PRODUCT(s)" means the product(s) to be Formulated by Supplier for Purchaser, as set out in Schedule C and such other product(s) as may be mutually agreed between the Parties in the form of a Product Amendment and in accordance with this Agreement.

"PRODUCT DEVELOPMENTS" shall have the meaning ascribed hereto in Section 9.1(c) of this Agreement.

"PURCHASE ORDER(s)" shall have the meaning ascribed hereto in Section 4.3(a) of this Agreement.

"PURCHASER INTELLECTUAL PROPERTY" means any and all Intellectual Property relating to the Products or their Formulation by Supplier that is (i) owned by Purchaser at the Effective Date or (ii) developed or acquired by Purchaser after the Effective Date provided that such Intellectual Property does not utilize nor is based on any Supplier Intellectual Property. "Purchaser Intellectual Property" excludes Product Developments.

"QUALITY AGREEMENT" means the agreement executed by the Parties as of the Effective Date which sets out the details of the allocation of certain tasks between the Parties as related to the Formulation of the Product needed to satisfy quality control considerations, including responsibilities for quality assurance and control of Materials, packaging components, and bulk Product, a copy of which is attached hereto as Schedule "B".

"SPECIFICATIONS" means, with respect to any Products, all specifications for Materials, manufacturing procedures, sampling plans for the Products as well as the procedures, requirements (regulatory or otherwise), standards and other items necessary to Formulate the Products, as approved by the Parties and attached as Schedule "A".

"SUPPLIER INTELLECTUAL PROPERTY" means (i) all Intellectual Property owned by Supplier as of the Effective Date; (ii) all Intellectual Property developed or acquired by Supplier after the Effective Date independent of the performance of its obligations under this Agreement, provided that such Intellectual Property does not utilize nor is based on any Purchaser Intellectual Property or Product Developments; or (iii) all Intellectual Property conceived, reduced to practice, authored or otherwise generated or developed in the performance of its obligations under this Agreement, provided that such Intellectual Property has general applicability to the manufacture of pharmaceutical products other than the Products (unless such Intellectual Property relates to and/or is an improvement, modification, alteration or enhancement to any of Purchaser Intellectual Property, in which case it shall be a Product Development).

"TERM" means, collectively, the Initial Term (as defined in Section 11.1(a)) and any Renewal Term (as defined in Section 11.1(b)), as the case may be.

"THIRD PARTY" means any Person other than the Parties or their Affiliates.

1.2   INCORPORATION OF SCHEDULES.

The terms of the Schedules attached or referred to herein are an integral part of this Agreement. The following Schedules are attached hereto:

      -     Schedule "A" - Product Specifications

      -     Schedule "B" - Quality Agreement

      -     Schedule "C" - Product Prices

      -     Schedule "D" - Confidential Disclosure Agreement

      -     Schedule "E" - Long Lead Time Materials

1.3   CURRENCY.

Except as otherwise expressly stated, all dollar amounts referred to in this Agreement are in CANADIAN dollars.

1.4   GENERAL.

Article headings in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Agreement shall be read with such changes in gender or number as the context requires. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, paragraphs, clauses and Schedules shall be deemed references to Articles, Sections, paragraphs and clauses of this Agreement and Schedules to this Agreement unless the context shall otherwise require.

                            ARTICLE II - FORMULATION

2.1   AGREEMENT TO FORMULATE PRODUCTS.

For the Term of this Agreement, Supplier agrees to Formulate the Products for Purchaser in the Facility in accordance with the terms set out in this Agreement and Supplier shall exclusively Formulate the Products for Purchaser subject to Supplier being the principal supplier for the Formulation of the Products, Formulating at a minimum 50% of the aggregate volume Product in kilograms purchased by Purchaser in each Calendar Year of the Term or any renewal thereof. The Parties agree that, in the event that Supplier fails to supply a Product within sixty (60) days after the delivery date described in Section 4.1 for the Firm Zone for any reason (including Force Majeure) not caused by Purchaser or a Designated Supplier, Purchaser shall be relieved of this annual minimum purchase requirement for the longer of the remainder of the relevant Calendar Year or three (3) months after Supplier is again able to supply such Products (in the latter case the annual minimum purchase requirement for any other periods in the relevant Calendar Year(s) shall be measured as 50% of the aggregate volume Product in kilograms purchased by Purchaser during such periods).

2.2   CONFORMANCE WITH SPECIFICATIONS.

Supplier shall Formulate the Products in accordance with the Specifications. Either of the Parties shall have the right to request changes to any of the Specifications in accordance with this Agreement and Section 13 of the Quality Agreement. Recommendations to change any of the Specifications shall be in writing. Supplier shall not implement any change to the Specifications unless and until both Parties have agreed to such changes in writing. Supplier shall not unreasonably withhold its consent to any change to the Specifications (a) requested by Purchaser, (b) required by any Governmental Authority or (c) necessary to ensure that the Products are Formulated in accordance with applicable cGMP. A change in the Specifications by Purchaser shall be validated by Supplier through the performance of [**] consecutive successful validation batches of Product. Such validation shall be performed at Purchaser's costs and expenses.

2.3   CONFORMANCE WITH CGMP.

Supplier shall Formulate the Products in accordance with applicable Current Good Manufacturing Practices. Each Party shall promptly notify the other of knowledge of any new instructions or specifications required in order to comply with Current Good Manufacturing Practices, and shall reasonably cooperate in agreeing on the best means to comply with any new requirements.

2.4   SUPPLY OF MATERIALS.

Supplier shall supply all Materials necessary for the Formulation of the Product as indicated in the Specifications.

2.5   QUALITY AGREEMENT.

The Parties will, on the Effective Date, execute the Quality Agreement. The Parties agree that, if any provisions of the Quality Agreement are inconsistent with this Agreement, the provisions of this Agreement shall govern to the extent of such inconsistency.

2.6   THIRD PARTY SUPPLIERS AND DESIGNATED SUPPLIERS.

Third Party suppliers and Designated Suppliers of Materials must be agreed upon between the Parties, including any changes thereto during the Term of this Agreement.

2.7   COSTS AND EXPENSES.

Supplier shall bear all of its own costs and expenses incurred in Formulating the Product unless otherwise specifically provided herein. Notwithstanding the above, all artwork expenses will be charged back to Purchaser and payable in accordance with Sections 3.3 and 4.2(h).

2.8   ADDITION OF PRODUCTS.

The Parties may add a Product to this Agreement from time to time by entering into an amendment to this Agreement (individually referred to as a "Product Amendment"). Each Product Amendment shall form a part of this Agreement and shall contain a description of the Product to be Formulated pursuant to the terms of that Product Amendment and of this Agreement, the Specifications for such Product, the Price payable by Purchaser to Supplier for the Product, territory(ies) in which Purchaser proposes to distribute same and any additional provisions relating to such Product as the Parties may agree to. For greater certainty, neither Party shall have an obligation to add a Product to the Agreement. Each Party shall have the sole discretion as to whether or not it agrees to add a Product to this Agreement.

2.9   ASSISTANCE FROM PURCHASER.

Purchaser shall use commercially reasonable efforts to provide all information necessary for Supplier to Formulate the Products in accordance with the Specifications and all applicable Laws, including cGMP, and shall make its employees reasonably available on a timely basis to respond to questions concerning such information.

                          ARTICLE III - CONSIDERATION

3.1   PRICE OF PRODUCTS AND ADJUSTMENT.

On January 1st of 2007 and each subsequent year of the Term, the Price shall be subject to an adjustment, which adjustment shall be equal to [**]. Supplier shall provide Purchaser with a written notice no later than December 15th of each year of the Term setting forth the Price for the Products for the following Calendar Year. [**]. In the event there is a significant increase or decrease in Material costs either party may initiate discussions in order to address such impact on the Price.

The Price shall also be payable for all samples of Products required to be maintained by Supplier under the terms of this Agreement or any applicable Law as well as any additional samples which the Purchaser requires.

3.2   MINIMUM BATCH SIZE.

Minimum Batch sizes shall be based on the minimum Formulation Batch size as agreed by the Parties and set forth in Schedule "C" or the relevant Product Amendment, as applicable.

3.3   PAYMENT.

Purchaser shall pay Supplier for all Products Formulated under the terms of this Agreement, within thirty (30) days of the date of the invoice. Supplier shall send the corresponding Product with the relevant Formulation Records and the applicable release documents in accordance with Section 6.3 hereof. Supplier shall issue invoices in respect of the Products upon shipment of such Products, with interest at the rate of one percent (1%) per month (twelve percent (12%) per annum) or the highest rate permitted by applicable Law (if lower) payable on all overdue accounts.

3.4   TAXES.

In addition to the amounts paid by Purchaser pursuant to Section 3.1, Purchaser shall pay to Supplier all applicable use, consumption, sales or excise taxes of any taxing authority with respect to the purchase of the Products (but in no event any tax on the net income of

Supplier). The amount of such taxes will be added to the Price in effect at the time of shipment thereof and will be reflected in the invoices submitted to Purchaser by Supplier pursuant to Section 3.3 hereof. Purchaser shall pay the amount of such taxes to Supplier in accordance with the payment provisions set forth in Section 3.3 hereof. Supplier hereby agrees to indemnify Purchaser against, and shall reimburse Purchaser for, any expenditures, including taxes and penalties levied by the applicable Governmental Authority in connection therewith, that Purchaser is required to make on account of Supplier's failure to pay such taxes or other related governmental charges to the relevant taxing authorities.

3.5   CAPITAL EXPENDITURES.

Any capital expenditures that Purchaser requests Supplier to purchase in order to Formulate the Products will be payable by Purchaser upon the terms and conditions agreed upon between the Parties and are not included in the Price. To be reimbursable, all arrangements for capital expenditures must be in writing and signed by both Parties.

3.6   ADDITIONAL COSTS.

In addition to the Price, Purchaser shall pay any fees for additional services, including stability testing fees, which may be performed by Supplier for Purchaser in accordance with the provisions of this Agreement to the extent mutually agreed by the Parties in writing. Such fees will be payable by Purchaser within thirty (30) days of receipt of invoice and are not included in the Price. Invoices for such additional fees will be issued upon completion of the relevant service. Supplier shall perform stability testing on the Product in accordance with the terms and Price set forth in Schedule "C" hereto.

3.7   COST OF CHANGES TO SPECIFICATIONS.

(a) CHANGES REQUESTED BY PURCHASER. Purchaser shall be responsible for all costs related to Materials purchased or ordered by Supplier for the Formulation of the Products which are unusable as a result of changes made in the Specifications, including without limitation, changes to the graphics used on packaging, films, dies, proofs, provided that such changes were made at Purchaser's request. Supplier agrees to use reasonable efforts to minimize these costs to Purchaser.

(b) CHANGES TO COMPLY WITH cGMP. Purchaser shall be responsible for all costs, except direct Facility costs, associated with changes required in the Specifications of the Products in order to comply with changes to cGMP occurring after the date of this Agreement; provided that Purchaser pre-approves such costs in writing. Such approval shall not be unreasonably withheld or delayed.

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                           ARTICLE IV - PRODUCT SUPPLY

4.1   FORECASTS.

(a) ONGOING FORECASTS. On or before the Friday of the third (3rd) week of each month of every year of the Agreement, Purchaser shall provide Supplier with a copy of its forecast of its anticipated Product Formulation requirements for the [**] month period commencing the following month (the "Ongoing Forecast"). Each Ongoing Forecast shall provide delivery dates for each Firm Zone (as defined in Section 4.2(a) hereof), in addition to quantity and purchase order specifics for the Firm Zone, the Material Zone and the Open Zone. In the event that an Ongoing Forecast is not delivered on the Friday of the third (3rd) week of a given calendar month in accordance with this provision, the prior month's Ongoing Forecast will constitute that month's Ongoing Forecast.

4.2   ORDER PROCEDURES.

(a) FIRM ZONE. Product quantities forecasted for the first [**] months of an Ongoing Forecast (the "Firm Zone"), are deemed to be firm orders, and as such Purchaser is committed to same. The Parties shall use reasonable best efforts to negotiate any change in the delivery date of any firm order; provided, however, that:

            (i) if Purchaser reduces its requirements for Products to be Formulated in the Firm Zone of an Ongoing Forecast, Purchaser shall [**]; and

            (ii) if Supplier agrees to Formulate additional quantities of the Products in the Firm Zone of an Ongoing Forecast, Purchaser, in addition to the Price, shall [**]. Supplier shall [**].

(b) MATERIAL ZONE. Product quantities forecasted for the next [**] months of an Ongoing Forecast following the Firm Zone (the "Material Zone") are deemed to be firm as they relate to the quantities of Products to be ordered. Changes of timing for delivery of Products within the Material Zone may be made by Purchaser, at Purchaser's reasonable discretion; provided, however, that if any order made by Purchaser for Products to be delivered during the Material Zone of an Ongoing Forecast is cancelled, deferred or reduced, so as to result in lesser quantity Products ordered by Purchaser than indicated in the corresponding month of such Material Zone, Purchaser shall be responsible for the cost of obsolete or unused Materials reasonably procured by Supplier for the purpose of meeting the requirements specified in the Firm Zone (if applicable) and in the corresponding months of the Material Zone of that Ongoing Forecast and in accordance with any minimum order quantities of Materials by Third Party suppliers.

(c) OPEN ZONE. Product quantities forecasted for the last [**] months of an Ongoing Forecast (the "Open Zone") are deemed to be open as they relate to the quantities of Products to be ordered and Purchaser is not committed to same. The Parties acknowledge and agree that the requirements specified in the Open Zone of an Ongoing Forecast are for the purposes of Supplier's internal scheduling and planning only and Purchaser shall not be responsible for any costs of Materials procured or other expenses incurred by Supplier for the purpose of meeting the requirements specified in the Open Zone, unless related to Long Lead Time Materials as referenced in
      Section 4.2(d) or agreed to by both Parties in writing.

(d) LONG LEAD TIME MATERIALS. The Parties shall agree on the purchase or entering into of commitments to purchase any Long Lead Time Materials described in Schedule E hereto as amended from time to time by the Parties in writing based on the Ongoing Forecast for a specified month. Purchaser shall pay Supplier for those Long Lead Time Materials that cannot be used by Supplier for the Formulation of the Products within [**] months of the specified months for which those Long Lead Time Materials were purchased. The Long Lead Time Materials paid for by the Purchaser shall be the sole property of the Purchaser.

(e) SAFETY STOCK. Supplier will carry the necessary safety stock of Materials to support [**] Batches of Product to ensure timely delivery of orders of Products (the "Safety Stock"). Any safety stock of Materials with unusually long re-order lead times may be carried by Supplier, but only if approved in writing by Purchaser. Purchaser shall be invoiced on a monthly basis for the storage fees for such Safety Stock. The rate to be charged in 2006 is $[**] (USD) per skid per month. The fee is in addition to the Price. The Supplier shall advise Purchaser on a yearly basis by January 30th if there is an increase in Supplier's standard monthly inventory carrying fee for each skid. Purchaser shall be liable to purchase said Safety Stock in the event of termination or expiration of this Agreement and/or in the event of the expiration of the shelf-life of such Safety Stock. Supplier shall use the Materials for the Formulation of the Products, including the Safety Stock, on a first-in/first-out basis. Supplier shall promptly replenish the Safety Stock upon the use thereof in accordance with the Terms of this Agreement.

(f) DELAYS IN DELIVERY OF MATERIALS BY THIRD PARTY SUPPLIER. Delivery dates specified in Purchase Orders are subject to Supplier's receipt of Materials from the Third-Party supplier thereof (as the case may be) not less than [**] weeks prior to the specified delivery date; provided, however, that Supplier shall use all commercially reasonable efforts to obtain Materials from said Third Party supplier. Supplier agrees to use commercial reasonable efforts to Formulate the Product as soon as possible in the event that the supplier of the Materials fails to deliver the Materials in accordance with this schedule.

(g) GRAPHIC CHANGES. If there is to be change to any artwork for any Product, at least [**] weeks prior to the intended first delivery date of such Product with such changed artwork, Purchaser shall provide to Supplier, at no cost, digital artwork in a format acceptable to Supplier and in compliance with the packaging specifications (if any) for such Product. All one time costs and expenses associated with any such artwork changes shall be the responsibility of Purchaser and shall be charged directly to the Purchaser and are not included in the Price.

(h) DELIVERY PERFORMANCE. Subject to Sections 4.2(g) and 4.3(a) hereof, Supplier will use all commercially reasonable efforts to deliver (A) [**] percent [**] of all Purchase Orders included in the volumes in each Firm Zone on, or within [**] Business Days of, the delivery dates specified in the Accepted Purchase Orders corresponding to such Purchase Orders, and
      (B) [**] percent [**] of the [**] for the quantity of Product ordered by Purchaser pursuant to such Accepted Purchase Orders; provided that Purchaser's payment obligations pursuant to Section 3 of the Agreement shall apply only to those quantities of Product actually delivered to Purchaser. For purposes of this Section 4.2(i), subject to Section 5.2 of the Agreement, Supplier shall be deemed to have delivered Product to Purchaser when such Product has been accepted by Purchaser's carrier in accordance with Section 5.1 of the Agreement.

4.3   PURCHASE ORDERS

(a) GENERAL. Purchaser shall deliver to Supplier purchase orders (each a "Purchase Order") for the aggregate Product volumes in each Firm Zone. Supplier shall receive Purchaser's Purchase Orders at least [**] months before the delivery date of each Product. Each Purchase Order shall specify the volumes of Products ordered, the Price, the delivery date, the destination of delivery of the Products and Purchaser's instructions for such delivery, in accordance with the provisions of Section 5.1(b) of this Agreement.

(b) DELIVERY. The Purchase Orders may be delivered electronically or by other means in such location as Supplier shall designate from time to time. Supplier shall promptly acknowledge acceptance of each Purchase Order by sending to Purchaser electronic (email and/or fax) written notice of acknowledgement and acceptance for each Purchase Order promptly after its receipt (an "Accepted Purchase Order"). Failure by Supplier to deliver to Purchaser a written notice of acceptance of a Purchase Order within [**] Business Days after receipt of said Purchase Order shall constitute Supplier's deemed acceptance of said Purchase Order.

(c) REJECTION AND DEEMED ACCEPTANCE. Notwithstanding anything in this Agreement to the contrary, Supplier reserves the right at its sole discretion to reject without liability any Purchase Order solely to the extent that the Purchase Orders request Products greater than the volumes in each Firm Zone or Material Zone, as applicable; provided, however, that failure by Supplier to deliver to Purchaser a written notice so objecting to a Purchase Order within [**]

      Business Days after receipt of the Purchase Order shall constitute Supplier's deemed acceptance of said Purchase Order and such Purchase Order shall be deemed an Accepted Purchase Order.

(d)   FAILURE TO SUPPLY.

            (i)   Save in the event of a Force Majeure in accordance with
                  Section 12.2 hereof, Supplier shall be obliged to Formulate and deliver Products which are subject to an Accepted Purchase Order within [**] Business Days of the specified delivery date referenced therein. In the event that Supplier is not able to fulfil an Accepted Purchase Order by the specified delivery date:

                  A.    [**]; and

                  B.    [**].

            (ii) In the event that Supplier fails to supply a Product within [**] days after the delivery date specified in an Accepted Purchase Order within a Firm Zone as described in Section 4.1 for any reason (including Force Majeure) not caused by Purchaser or a Designated Supplier, Purchaser may, at its sole discretion, purchase or have manufactured from any other source the quantity of Products necessary to meet its requirements for such Firm Zone and the annual minimum purchase requirements set forth in Section 2.1 hereof shall not apply for the longer of the remainder of the relevant Calendar Year or [**] months after Supplier is again able to supply such Products (in the latter case the annual minimum purchase requirement for any other periods in the relevant Calendar Year(s) shall be measured as 50% of the aggregate volume Product in kilograms purchased by Purchaser during such periods).

(e) CONFLICT. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order or any other related document, the terms and conditions of this Agreement shall prevail to the extent of such conflict.

4.4   STANDARD FORMS.

In ordering and delivering the Products pursuant hereto, Supplier and Purchaser may employ their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict herewith, the terms of this Agreement shall prevail.

                   ARTICLE V - DELIVERY, TITLE AND ACCEPTANCE

5.1   PRODUCT STORAGE AND SHIPMENT.

(a) STORAGE CONDITIONS. The Materials and Products manufactured by Supplier are to be stored and packaged by Supplier in accordance with the conditions agreed between Purchaser and Supplier and in accordance with the Specifications and applicable Law.

(b) SHIPPING RESPONSIBILITIES. The Products ordered by Purchaser pursuant to this Agreement shall be deemed delivered by Supplier to Purchaser once delivered onto the Purchaser's carrier truck, FCA (Incoterms 2000) the Facility's loading dock. Shipment of the Products shall be at Purchaser's sole cost and expenses. Purchaser shall be liable for any and all transportation charges, including without limitation freight, duties and taxes levied in connection with the supply of Products and shipment of same. Supplier shall arrange for the shipment of the Products in accordance with Purchaser's instructions. Purchaser shall retain the carrier and insurance company for shipping of the Products in accordance with the terms of this Agreement. Purchaser shall provide Supplier with a listing of carriers and Purchaser's account number and its insurance company contact information. Supplier will schedule freight pick up with one of such specified carriers and complete the documentation on behalf of Purchaser for each shipment of Product by using Purchaser's account number. All costs and invoices related to the shipment of the Products shall be charged by Purchaser's selected carrier directly to Purchaser for all Third Party costs related to same. If Purchaser wishes the delivery of the Products to be on any unique pallets, Purchaser shall, at its own cost and expense, make such pallets available to Supplier. Supplier shall be responsible for the packaging of the Products in accordance with the Product packaging Specifications, if provided by Purchaser to Supplier, or, if no such Product packaging Specifications are provided by Purchaser to Supplier, in a commercially reasonable manner. Such packaging Specifications, if provided, shall include packaging and carrier instructions.

(c) TRANSFER OF TITLE. Notwithstanding anything to the contrary contained herein, title to and risk of loss for the Products supplied to Purchaser under this Agreement shall pass to Purchaser at the time the Products are delivered onto the Purchaser's carrier truck at the Facility's loading dock, not cleared for export. Except as otherwise provided herein, Supplier shall not be liable to Purchaser for the costs of loss of any kind arising out of or in relation to damage to or loss of the Products which occurs after title to and risk for the Products passes to

      Purchaser. For greater certainty, Purchaser shall be liable for all costs and risks of loss while Products are in transit.

5.2   PURCHASER ACCEPTANCE.

(a) QUANTITATIVE DEFECTS. Purchaser shall inform Supplier in writing of any claim relating to quantitative defects in shipments of Products within [**] days from the receipt of such shipment by Purchaser or within [**] days from the receipt of such shipment of Products by Purchaser's designee in the event that the Products are shipped by Supplier to Purchaser's designee and Purchaser shall provide to Supplier copies of any appropriate documents relating to such defects. Supplier shall [**] provide Purchaser with any missing quantities of such Products as soon as reasonably possible after receipt of notice from Purchaser. Any claim for a quantitative defect which is not made within such [**] day or [**] day period, as applicable, shall be deemed to have been waived by Purchaser.

(b) QUALITATIVE DEFECTS. Purchaser shall have [**] days from the receipt of each shipment of Products or within [**] days from the receipt of the Products by Purchaser's Third Party designee in the event that the Products are shipped by Supplier to Purchaser's Third Party designee, in which to determine by appropriate validated tests and assays whether or not each Batch delivered conforms to the Specifications. To assist such testing, Supplier shall deliver to Purchaser, with respect to each Batch Formulated and delivered to Purchaser or Purchaser's Third Party designee, at least [**] kilograms of Product samples from such Batch, which samples shall be delivered to Purchaser at the same time as such Batch is shipped to Purchaser or its Third Party designee. Such samples shall be charged to Purchaser in accordance with the Price set forth in this Agreement. If Purchaser deems that a Batch does not conform to the Specifications ("Rejected Batch"), unless such non-conformance with the Specifications is the result of or arises from a defect in any of the Materials or services supplied by Purchaser or by a Designated Supplier, the result of a defect in Purchaser's formula for the Formulation of the Products or a defect in the Specifications, Purchaser may reject such Batch by giving written notice to Supplier within such [**] day or [**] day period, as applicable, after receipt of such Batch by Purchaser or its authorized Affiliate or Third Party ("Rejection Notice"). Purchaser must specify in reasonable detail the manner in which such Batch fails to meet the Specifications. Save and except that Purchaser shall be liable for any Rejected Batch resulting from or arising from defects in any of the Materials or services supplied by Purchaser or by a Designated Supplier (unless such Designated Supplier has been audited by Supplier at Purchaser's expense as set forth in the Quality Agreement) or as a result of a defect in Purchaser's formula for the Formulation of the Products. Notwithstanding the above, Purchaser shall be deemed to have accepted any Batch with respect to which it fails to notify Supplier as provided above.

(c) DISPOSITION OF REJECTED BATCH. Supplier shall have [**] days from the receipt of the Rejection Notice to accept or reject Purchaser's claims and submit a report on the Rejected Batch indicating the investigation and testing done and the recommended disposition to Purchaser, as the case may be. Purchaser shall review such report and notify Supplier that Purchaser either requests additional data, approves the recommended disposition of the Rejected Batch or will otherwise direct Supplier as to how Purchaser wishes the Rejected Batch to be disposed of.

(d) DISPUTE OF TEST RESULTS. If the Parties fail to agree on whether a Batch of Products fails in whole or part to meet the Specifications and on the disposition of such Rejected Batch, such dispute shall be resolved promptly by an independent testing organization of recognized repute within the pharmaceutical industry of the United States or the country in which such Batch is to be distributed, mutually agreed upon by the Parties. The appointment of such organization shall not be unreasonably delayed by either Party. The decision of such testing organization shall be binding on both Parties. The fees and costs of the testing organization, and storage and handling of the Products during the resolve of the dispute shall be borne by the Party whose position is not sustained by the testing organization.

(e)   REWORK AND REPLACEMENT OF REJECTED BATCH.

            (i) If the Parties agree that a Rejected Batch fails in whole or in part to conform to the Specifications, or if a dispute between the Parties in this regard has been resolved pursuant to Section 5.2(d) in favour of Purchaser, Supplier shall [**] (1) accept return of the Rejected Batch (which shall be returned to Supplier forthwith) or otherwise dispose of the Rejected Batch, as so agreed, and (2) :

                  A. if possible, rework or reclaim the Rejected Batch, or destroy the Rejected Batch;

                  B. and deliver a replacement shipment for the Rejected Batch ("Replacement Batch") which shall conform with the Specifications as promptly as possible, but in no event later than [**] days after the date Supplier accepts Purchaser's written Rejection Notice or the date of the final resolution of the dispute, whichever is earlier provided that Purchaser has not prevented Supplier from maintaining the Safety Stock. The Parties agree that Supplier shall be entitled to use the Materials contained in the Safety Stock to fulfill its obligations under this Section
               5.2 (e).

            (ii) Notwithstanding the existence of a dispute concerning Products rejected by Purchaser, pending resolution of such dispute, Supplier shall, as promptly as possible, but in no event later than [**] days after issue by Purchaser of a Purchase Order for additional Products of the type and quantity claimed to be rejected as contemplated by
            Section 5.2(b) hereof, deliver such additional Products, and Purchaser shall be obligated to pay for such Products in accordance with Section 3.3 hereof even if such Replacement Batch fails to meet the Specifications, provided that such failure is not the result of Supplier's performance of the Material qualifications in accordance with this Agreement, equipment failure or Supplier not following the Purchaser's formula for the Formulation of the Products. In the event that it is ultimately determined that the Rejected Batch was properly rejected by Purchaser, then Purchaser shall not be liable for the payment of the Rejected Batch and shall be credited accordingly for the payment of same. If it is ultimately determined that the Rejected Batch was not properly rejected by Purchaser, then Purchaser shall promptly pay Supplier for such Rejected Batch.

5.3   RECALLS.

As between Supplier and Purchaser, Purchaser shall be responsible for recalls of the Products. Supplier shall cooperate with Purchaser in the event of any recall and provide such reasonable assistance in connection therewith as Purchaser may reasonably request. Subject to the limitations set forth in Section 10 hereof, the costs of any recall shall be borne by the Party responsible; provided, however, that Supplier shall be responsible only if the recall directly results from its negligence, wilful misconduct or breach of this Agreement. For greater certainty and notwithstanding the above, Supplier shall not be responsible if it Formulated the Products in accordance with the Specifications and the formula provided by Purchaser for the Formulation of the Product and applicable cGMP.

                   ARTICLE VI - QUALITY ASSURANCE AND CONTROL

6.1   FORM OF QUALITY AGREEMENT.

On the Effective Date, the Parties are executing the Quality Agreement. The Parties agree that to the extent of an inconsistency with the terms of the Quality Agreement and the Agreement, the terms of this Agreement shall prevail to the extent of such conflict.

6.2   TESTING.

Supplier shall perform, with respect to the Materials and the Products, the quality control tests and assays identified in (a) the Specifications and (b) the Quality Agreement and in accordance therewith. Supplier shall provide Purchaser with the Certificate of Analysis for the Materials used in the Formulation of the Product. Purchaser agrees to pay Supplier an additional charge for such service. Such Certificates of Analysis shall be delivered by Supplier to Purchaser with the delivery of each Batch of Product.

6.3   PRODUCT BATCH RELEASE.

Supplier shall be responsible for the release of each production Batch of Products, except to the extent that applicable Law requires that Purchaser be so responsible, in which event (and to such extent), Purchaser shall assume such responsibility. To the extent necessary in relation to the release of any Product by Purchaser or otherwise requested by Purchaser, each Batch of Product delivered by Supplier to Purchaser shall be accompanied by a copy of the relevant Formulation Record for such Batch of Product, a "Certificate of Compliance" which certifies the date of Formulation, expiration date of the Product and that the Batch was Formulated in conformance with the Specifications and cGMP, and a "Certificate of Analysis" for in-process testing which lists the in-process tests performed by Supplier and sets forth the results of those tests. Supplier shall not ship any Batch of a Product that based on Supplier's tests fails to meet the Specifications for the Products, contains any Materials that failed to meet the Specifications for the Materials, or for which the packaging failed to meet the Specifications for the packaging, unless directed to so ship by Purchaser in writing. Purchaser agrees that an additional fee will be charged to Purchaser for the supply of the Formulation Records with each shipment of Product.

6.4   RETENTION SAMPLES.

Sampling details and schedules must be agreed to by the Parties prior to implementation and incorporated into the Quality Agreement (and shall include the requirements provided in Section 8.2 thereof). For greater certainty, and without limitation, samples of Product and raw materials must be retained in sufficient quantities and must be stored under controlled conditions and retained by Supplier or, if agreed to by the Parties, by Purchaser, for a period equal to [**], or longer if required by applicable Law. The costs of the samples requested by Purchaser shall be [**]. Supplier shall have the right to use the retained samples to conduct testing either for investigation purposes in accordance with applicable Laws or following a claim or potential claim by Purchaser or any Third Party regarding the raw materials and/or Formulation and in-process testing of the Products and/or for audit purposes.

6.5   FORMULATION RECORDS.

Supplier shall maintain true, accurate and complete records regarding the Formulation of the Products as required by applicable Law ("Formulation Records") including, without limitation, the information required to be maintained pursuant to the Quality Agreement.

6.6   DESIGNATED SUPPLIERS AUDIT.

If Purchaser and Supplier agree that Supplier shall be responsible for the performance of a Designated Supplier's Audit, Purchaser agrees that such Designated Supplier's Audit shall be performed at Purchaser's sole cost and expense and Purchaser shall reimburse Supplier within [**] days of receipt of the invoice for any such costs and expenses incurred as a result of such Designated Supplier's Audit. The rate to be charged to

Purchaser for the performance of such Designated Supplier's Audit shall be Supplier's applicable standard rate. Such standard rate is established at CDN$[**] per hour for Calendar Year 2006.

                        ARTICLE VII - REGULATORY MATTERS

7.1   AUDIT AND INSPECTION.

(a) PURCHASER AUDIT. Supplier grants Purchaser the right to audit or to appoint Third Parties to audit once per Calendar Year (or as provided below), at any reasonable time during normal business hours, (i) the Formulation processes and work practices relating to the Product and inventory of Materials and Products, (ii) all Licenses necessary to conduct Supplier's business and Formulate each of the Products, (iii) the Facility, and (iv) the documentation demonstrating Supplier's satisfactory performance of its obligations under this Agreement and the Quality Agreement. Purchaser will notify Supplier at least [**] Business Days in advance of such an audit. Purchaser may exercise such right once annually in any Calendar Year save and except for situations where a single audit reveals significant concerns from the perspective of Purchaser, acting reasonably, that require appropriate additional audit follow-up. Any such audit shall not exceed a [**] Business Day period. Purchaser shall have the right to perform [**] audits in any Calendar Year (or additional audits if Purchaser, acting reasonably, determines there are significant concerns that require appropriate additional audits) subject to (i) a [**] Business Days prior written notice, (ii) [**]. Any Third Party appointed by Purchaser to perform such an audit and any Third Party accompanying or assisting Purchaser in the performance of any such audit performed herein shall at all times be bound by the obligations of confidentiality and non-disclosure of Supplier's confidential information consistent with those provided herein and agree to disclose to Purchaser only such information as is necessary to determine if Supplier is performing its obligations under this Agreement and the Quality Agreement. Such Third Party shall also agree to disclose to Supplier the results of its review. It is furthermore agreed that the on-site availability of Purchaser or such Third Party shall have no bearing on Supplier's production schedule as Supplier shall be authorized and entitled to proceed with same in the absence of Purchaser's representative.

(b) INSPECTION BY GOVERNMENTAL AUTHORITIES. Supplier shall permit inspections of the Facility by Governmental Authorities of all relevant territories (such as the FDA, HPFBI or equivalent foreign regulatory authorities) with respect to the fulfillment of any requirement for any License during the Term of this Agreement and, if necessary, thereafter.

(c) INSPECTION NOTIFICATION. Supplier agrees to promptly notify Purchaser of any inspection by any Governmental Authority pending as of the date hereof or as notice of same may arise, and of any communications to or from any Governmental Authority (including the reporting of adverse drug experiences or field alerts) which might adversely affect Supplier's ability to perform its obligations under this Agreement or which directly relates to the Products. Supplier shall keep Purchaser informed of the resolution of the matter with the relevant Governmental Authority. Supplier shall promptly provide to Purchaser a summary of findings with respect thereto; provided that Supplier shall have the right to redact all confidential information contained in any Facility inspection reports which are not related to Purchaser or the Products.

7.2   REGULATORY SUBMISSIONS AND ANNUAL PRODUCT REVIEWS.

Supplier shall provide reasonable support for any submissions required to the HPFBI, FDA and other applicable Governmental Authority to support contract manufacturing of Purchaser's Products by Supplier at the Facility. Supplier shall not be responsible for any regulatory efforts required in respect of the Formulation of the Products, other than regulatory efforts associated with requests by Purchaser for changes to the Specifications. Annual Product Reviews (APRs as defined in the Quality Agreement) shall be performed in accordance with the terms and conditions set out in the Quality Agreement.

All regulatory support services set forth in this Section 7.2 above shall be charged to Purchaser in accordance with the standard rates established by Supplier for said services from time to time. Supplier's rate for regulatory support services is established at CDN$[**] per hour for Calendar Year 2006.

                  ARTICLE VIII - REPRESENTATIONS AND WARRANTIES

8.1   SUPPLIER REPRESENTATIONS AND WARRANTIES.

(a) REPRESENTATIONS AND WARRANTIES. Supplier represents, warrants and covenants, while acknowledging that Purchaser is relying on such representations and warranties in entering into this Agreement, that:

            (i) Supplier is the successor in interest to DRAXIS Pharma Inc.;

            (ii) in performing its services hereunder, Supplier shall comply with all applicable Laws and the cGMP applicable to such services and shall hold, and shall continue to hold during the Term of this Agreement, all material Licenses necessary or required for the Formulation of the Products and the performance of its obligations hereunder;

            (iii) the Facility, all equipment and tooling utilized in the Formulation of the Products hereunder, and the procedures and processes (including installation, operation and performance qualifications) instituted by Supplier in connection herewith are, and shall continue during the term of this

            Agreement, to be in material compliance with all applicable Laws and maintained in good operating condition;

            (iv) Supplier shall carry and keep in good force during the term of this Agreement insurance coverage in such form and amount as a reasonable party in similar circumstances would carry and keep to fulfil its obligations hereunder; but, without limitation to the foregoing, Supplier shall, throughout the Term and thereafter, for a period of not less than three (3) years carry and maintain in full force and effect, Commercial General Liability insurance written on the standard approval Policy Form, including Products Liability and Blanket Contractual Liability with limits of liability of not less than $5,000,000 Combined Single Limit, Bodily Injury and Property Damages, with such insurance policies obtained from an insurance company having a Best's rating of A-, Class VIII or higher, and Supplier shall furnish Purchaser with certificates of said commercial general liability and Product liability insurance;

            (v) Supplier has the lawful right to enter into and perform its obligations under this Agreement without breach of any other contractual obligations it may have;

            (vi) The warranties in Section 3.1 of the Quality Agreement apply to Supplier;

            (vii) The Products Formulated by Supplier under the terms of this
            Agreement:

                  A. will comply with the Specifications, Purchaser's formula for the Formulation of the Products and applicable Laws, including cGMP;

                  B. shall not contain any material that would cause the Products to be adulterated within the meaning of the Food and Drug Act (Canada) or, for United States: adulterated or misbranded within the meaning of Section 404 or 505 of the Federal Food, Drug and Cosmetic Act as amended (21 USC Sections 351 and 352), or the regulations issued thereunder or within the meaning of any national, international, provincial, state or local law the adulteration and misbranding provisions of which are similar to such Acts; and

                  C. shall be free from material defects in Materials and workmanship not otherwise caused by (i) Materials supplied by Purchaser or Designated Suppliers or (ii) defect in Purchaser's Specifications and/or Purchaser's formula for the Formulation of the Products.

            (viii) Supplier will not interpret cGMP in a manner inconsistent with general industry practice.

(b) EXCLUSIONS. The warranties with respect to the Products shall not apply to any Product which, through no fault of Supplier (to the extent the following apply):

            (i) has been tampered with or otherwise altered after delivery to the carrier by Supplier;

            (ii) has been subject to misuse, negligence or accident after delivery to the carrier by Supplier;

            (iii) has been stored, handled or used in a manner contrary to FDA or other Governmental Authority's requirements after delivery to the carrier by Supplier;

            (iv) has expired its stated shelf life;

            (v) fails due to defects in the Specifications, in Purchaser's formula for the Formulation of the Products or as the result of problems with the Materials that could not be detected by the quality control tests specified herein.

            (vi) Fails or is non-conforming or deviating as a result of or arising from the Materials and/or services supplied by Purchaser or by a Designated Supplier.

8.2   PURCHASER REPRESENTATIONS AND WARRANTIES.

(a) REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants, while acknowledging that Supplier is relying on such representations and warranties in entering into this Agreement, that:

            (i) Purchaser shall provide all information within its possession necessary for Supplier to Formulate the Products in accordance with the Specifications and all applicable Laws, including cGMP, and shall make its employees available on a timely basis to respond to questions concerning such information;

            (ii) to the extent that Purchaser supplies any Materials or other information to Supplier (including packaging and labelling requirements) or engages in Formulation with respect to any of the Products (either directly or indirectly through a Third Party), all such Materials or other information and Formulation will comply with the Specifications and applicable Laws, including cGMP;

            (iii) it shall comply with all applicable Laws in carrying out its obligations under this Agreement;

            (iv) Purchaser will not interpret cGMP in a manner inconsistent with general industry practice; and

            (v) Purchaser has not granted, as of the Effective Date, and will not grant to any Third Party during the Term of this Agreement any right, license or interest in or to the Purchaser Intellectual Property licensed to Supplier pursuant to Section 9.1(e) (the "Licensed Technology") or any portion thereof, inconsistent with the rights granted to Supplier herein;

            (vi) Formulation of the Products pursuant to this Agreement do not and shall not require a license under any Intellectual Property other than as provided to Supplier by Purchaser hereunder;

            (vii) Purchaser warrants as of the Effective Date of this Agreement that it has no knowledge of any Third Party patent rights or other Intellectual Property that would be infringed or any Third Party trade secrets that would be misappropriated by the Formulation of the Products by Supplier hereunder;

            (viii) Purchaser shall carry and keep in good force during the term of this Agreement and for three (3) years thereafter insurance coverage in such form and amount as a reasonable party in similar circumstances would carry and keep to fulfil its obligations hereunder. Purchaser shall submit a certificate of such insurance (which shall include such information) to Supplier for its approval within thirty (30) days of the date of signature of this Agreement. If such certificate is not furnished within thirty (30) days, Supplier shall notify Purchaser in writing and give Purchaser thirty
            (30) days to cure such breach. If Purchaser fails to provide the certificate during such thirty (30) day cure period, Supplier may, at its option, immediately terminate this Agreement or any amendment thereof;

            (viii) it has no knowledge as of the Effective Date of any Third Party Intellectual Property that would be infringed by Supplier's activities under this Agreement; and

            (ix) Purchaser has the lawful right to enter into this Agreement for the Formulation of the Product without breach of any other contractual obligations it may have.

8.3   MUTUAL REPRESENTATIONS AND WARRANTIES.

(a) Each Party represents and warrants that neither it, nor any of its officers, directors or employees performing services under this Agreement, has been debarred or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code Sections 306(a) and (b), or other applicable Law. Each Party shall notify the other immediately in the event that such Party or any of its officers, directors or employees performing services under this Agreement:

            (i) becomes debarred or receives notice of action or threat of action with respect to its debarment; or

            (ii) becomes the object of any investigation or subject of any report regarding such Party or any of its officers, directors or employees performing services under this Agreement, in connection with any activity that could result in debarment or suspension or refusal of approval.

8.4   DISCLAIMER OF WARRANTIES.

(A) Subject to applicable Law, the foregoing representations and warranties in this Section 8 are limited and are in lieu of any other warranty, and except as set forth above, neither Party makes any warranty or representation, express or implied, with respect to the Products or otherwise under this Agreement, whether as to merchantability, quality, fitness for a particular purpose or otherwise.

                       ARTICLE IX - INTELLECTUAL PROPERTY

9.1   OWNERSHIP

(a) PURCHASER RIGHTS. Supplier acknowledges that Purchaser is the sole owner of Purchaser Intellectual Property and of all data and information relating to the Products, including the Specifications and any other information relating thereto delivered by Purchaser to Supplier under this Agreement, except to the extent such information is in the public domain.

(b) SUPPLIER RIGHTS. Purchaser acknowledges that Supplier is the sole owner of the Supplier Intellectual Property, except to the extent such information is in the public domain.

(c) PRODUCT DEVELOPMENTS. All Intellectual Property relating to a Product conceived, reduced to practice, authored or otherwise generated or developed in the course of activities under this Agreement, either by or on behalf of Supplier, except if it has general applicability to the manufacture of pharmaceutical products other than the Products (unless such Intellectual Property relates to and/or is an improvement, modification, alteration or enhancement to any of Purchaser Intellectual Property, in which case it shall be a Product Development), shall be "Product Developments". Purchaser shall own all right, title and interest in and to all Product Developments, whether made, conceived, reduced to practice, authored or otherwise generated or developed solely by Supplier personnel, or jointly by Supplier and Purchaser personnel, and all rights to Intellectual Property arising therefrom. Supplier will, and hereby does, assign to Purchaser all of its rights, title and interest in and to Product Developments and rights to Intellectual Property arising therefrom. Supplier will provide reasonable assistance to Purchaser, at Purchaser's expense, in obtaining and enforcing Purchaser's ownership of the Product Developments, including as applicable the assignment to Purchaser of the right, title and interest of Supplier's employees or independent contractors in and to such Product Developments.

(d) PATENTS. As soon as practicable after creation, development, conception or reduction to practice by Supplier of any Product Development, Supplier shall inform Purchaser in writing of such Product Development. Upon Purchaser's reasonable request and at Purchaser's expense, Supplier shall take such reasonable actions as Purchaser deems necessary or appropriate to assist Purchaser in obtaining patent or other proprietary protection in Purchaser's name with respect to all Product Developments.

(e) LICENSE. Under the terms and subject to the conditions of this Agreement, Purchaser hereby grants Supplier a non-exclusive, royalty-free license to use the Purchaser Intellectual Property and the Product Developments during the Term solely for the purposes of performing its obligations hereunder. Supplier shall have no right to make, use, manufacture, supply, distribute, offer to sell, import or sell the Products or use any Purchaser Intellectual Property or Product Developments for any other purpose.

9.2   REPRODUCTION OF AND RIGHT TO USE TRADEMARKS.

Solely in connection with Supplier's performance of this Agreement, Purchaser hereby grants Supplier the right to reproduce and print on the Products and/or Product packaging such trademarks, trade dress, brand names, and/or trade names that Purchaser may designate in writing from time to time, strictly in accordance with trademark usage and packaging guidelines set forth in the Specifications or otherwise provided by Purchaser in writing. Samples of all such uses of Purchaser's trademarks, trade dress, brand names and/or trade names on the Products or Product packaging shall be submitted to Purchaser for its written approval prior to production. The permission granted to Supplier herein is restricted to usage of such trademarks, trade dress, brand names and/or trade names on or in connection with the Products supplied under this Agreement, and such permission extends only for the Term of this Agreement or such shorter period as may be designated or required by Purchaser. Supplier shall not establish, operate, sponsor or contribute content to any site on the Internet which incorporates any of Purchaser's trademarks trade dress, brand names and/or trade names as its URL address or any part of such address.

9.3   SUPPLIER'S OWNERSHIP OF OTHER PROPERTY.

Except as otherwise specified herein, it is agreed that Supplier is the sole owner of any and all machinery and equipment used by Supplier in connection with the Formulation of the Products in accordance with this Agreement.

9.4   INFRINGEMENT.

(a) NOTICE. In the event that either Party becomes aware of actual or threatened infringement of Intellectual Property related to any Product, that Party shall promptly so notify the other in writing. Purchaser shall have the right, but not the obligation, to bring at its own expense an infringement action or file any other appropriate action or claim related to infringement of such Intellectual Property against any Third Party. Supplier shall have the option to join in (but not control) such action to the extent Supplier believes it has been damaged by the actions of such Third Party.

(b) SETTLEMENT. Each Party shall cooperate and provide reasonable assistance in any action as described in Section 9.4(a) above. No settlement or other voluntary final disposition of any suit defended or action brought by or against either Party may be entered into without the consent of the other Party if such settlement would require such other Party to be subject to an injunction or to make a monetary payment, or would adversely affect such other Party's rights under this Agreement.

(c) DAMAGES. Purchaser shall retain any damages or other monetary awards that it recovers pursuant to any action under Section 9.4 hereto.

9.5   RIGHT TO NOT FORMULATE

(a) SITUATIONS. Supplier shall not be required to Formulate or otherwise be involved in the distribution of any Product to which:

            (i) Any Third Party Person claims the Formulation or distribution infringes or otherwise violates any Law respecting patents or trademarks or a Third Party's Intellectual Property unless Purchaser agrees to indemnify Supplier against any such claim; or

            (ii) Any Governmental Authority notifies Supplier that such Formulation or distribution violates any Law. Purchaser shall provide immediate written notice of any claim of any Governmental Authority to Supplier in this regard; or

            (iii) The Formulation of same would violate any applicable Laws based on a written legal opinion from a reputable law firm; or

            (iv) Supplier has not received Purchaser's approval for a change in the Specifications to conform to the GMP or applicable Law within thirty (30) days or if any non-conformance or deviation, which Supplier reasonably believes could impair the Formulation or tests results of a Batch of Products, has not be resolved to the mutual satisfaction of the Parties within thirty (30) days, unless Purchaser agrees in writing to indemnify Supplier against any such failed or non-conforming Batch of Products, provided Supplier has performed Material qualifications properly, followed the formula for the Formulation of the Product and provided that the equipment used for the Formulation of the Product functioned properly, in accordance with applicable Law and GMP. This indemnification is added to any other rights for Supplier to be indemnified hereunder and is subject to Sections 10.1, 10.3 and 10.4; or

            (v) At any time, to the extent of any outstanding invoices, pending charges and fees due by Purchaser pursuant to this Agreement, providing that a default notice has been sent by the Supplier to the Purchaser, and there shall be prompt resumption of service upon receipt of payment by Supplier of the unpaid sums set forth in the default notice.

(b) Each Party shall promptly notify the other of any claim received by it that the Formulation or distribution of the Product infringes or otherwise violates any Law respecting patents or trademarks or Third Party Intellectual Property. The Parties agree to consult with one another to arrive to a mutually acceptable procedure to contest any such claim and to set guidelines relating to the acceptable levels of costs and expenses and reimbursement of same; provided, however, that nothing contained herein shall prevent Supplier from ceasing to Formulate or supply Products as required by this Agreement until such time as the infringement claim is dealt with to its satisfaction unless and until Purchaser agrees to fully indemnify Supplier against such claim and an acceptable proposal for the reimbursement of Supplier's costs and expenses is made by Purchaser to Supplier, which indemnification shall be subject to the provisions of Sections 10.1, 10.3 and 10.4.

(C) REIMBURSEMENT. Purchaser shall promptly reimburse Supplier for all of Supplier's costs and expenses (including without limitation reasonable attorney's fees and expenses) incurred as a result of the Formulation and or distribution of the Product by Supplier at Purchaser's request following any actions or allegations described in this Section 9.5 and shall defend, indemnify and hold Supplier, its Affiliates and the officers, directors, employees, agents, representatives and shareholders of each and hold Supplier harmless in connection therewith, to the extent not otherwise payable by Purchaser pursuant to this Agreement, subject to the provisions of Sections 10.1, 10.3 and 10.4.

              ARTICLE X - INDEMNITIES AND LIMITATION OF LIABILITIES

10.1  INDEMNITY OF SUPPLIER.

Subject to the limitations provided for in Section 10.4 hereof, Purchaser shall defend, indemnify and hold Supplier, its Affiliates, and their officers, directors, employees, agents, representatives and shareholders (the "Supplier Indemnitees") harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time during the Term of this Agreement and for five (5) years thereafter, by reason of any Proceeding to the extent arising out of or resulting from:

      (a) the use, manufacture, processing, testing, packaging, labelling or storage of or any other dealing with any or all of the Products;

      (b)   subject to Section 5.3, any recall of any Product;

      (c) any claim from a Third Party that the Formulation of a Product under this Agreement or its distribution infringes such party's Intellectual Property; or

      (d) the breach by Purchaser of any of the terms of this Agreement including, without limitation, the Purchaser representations and warranties provided for in Section 8 hereof;

provided, however, that Supplier shall not be indemnified for any Losses to the extent arising out of or from (i) any breach of this Agreement (including the representations and warranties provided for in Section 8) by Supplier, or (ii) the negligence or wilful misconduct of any Supplier Indemnitee in connection with the performance of Supplier's obligations.

10.2  INDEMNITY OF PURCHASER.

Subject to the limitations provided for in Section 10.4 hereof, Supplier shall defend, indemnify and hold Purchaser, its Affiliates, and the officers, directors, employees, agents, representatives and shareholders of each, harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time during the Term of this Agreement and for five (5) years thereafter, by reason of any Proceeding to the extent arising out of or resulting from:

      (a) the negligence or wilful misconduct of Supplier in performing its obligations under this Agreement; or

      (b) a breach by Supplier of any of the terms of this Agreement including, without limitation, the Supplier representations and warranties provided for in Section 8 hereof.

10.3  INDEMNITY PROCEEDINGS.

      (a) NOTICE OF CLAIM. If a claim by a Third Party is made against an Indemnitee, and if the Indemnitee intends to seek indemnity with respect thereto under this Agreement, the Indemnitee shall promptly (and in any case within [**] days of such claim being made) notify the Indemnitor of such claim with reasonable particulars. The Indemnitor shall have [**] days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (reasonably acceptable to Indemnitee) and at its own expense, the settlement or defense thereof, and the Indemnitee shall reasonably cooperate with them in connection therewith, except that with respect to settlements entered into by the Indemnitor: (i) the consent of the Indemnitee shall be required if the settlement provides for any payment from or equitable relief against the Indemnitee, which consent shall not be unreasonably withheld or delay; and (ii) the Indemnitor shall obtain the release of the Indemnitee.

      (b) CONDUCT OF PROCEEDINGS. If the Indemnitor undertakes, conducts and controls the settlement or defense of such claim, (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided that the fees and expenses of such counsel shall be borne by the Indemnitee; and (ii) the Indemnitor shall promptly reimburse the Indemnitee for the full amount of any Loss resulting from any claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the Indemnitee. The Indemnitee shall not pay or settle any claim so long as the Indemnitor is reasonably contesting any such claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor.

      (c) INDEMNITEE RIGHTS. With respect to Third Party claims, if the Indemnitor does not notify the Indemnitee within [**] days after the receipt of the Indemnitee's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnitee shall have the right, but not the obligation, to contest, settle or compromise the claim in the exercise of its reasonable judgement using counsel of its choice at the expense of the Indemnitor.

      (d) EMPLOYEE ASSISTANCE. In the event of any claim by a Third Party against an Indemnitee, the defense of which is being undertaken and controlled by the Indemnitor, the Indemnitee will use all reasonable efforts to make available to the Indemnitor those employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluation and in defending any such claim; provided that the Indemnitor shall be responsible for the expense associated with any employees made available by the Indemnitee to the Indemnitor hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour for each hour or portion thereof that such employees are assisting, and which shall not exceed the actual cost to the Indemnitee associated with such employees.

10.4  LIMITATIONS OF LIABILITY.

(a) INDIRECT DAMAGES. Notwithstanding the provisions of this Agreement which might otherwise be to the contrary, neither Party shall be liable to the other, or have any obligation to indemnify any Indemnitee, as the case may be, for any indirect, incidental, special or consequential damages or Losses, including any loss of profits or of expected revenue, suffered by either Party, however caused and on any theory of liability;

(b) AGGREGATE LIABILITY. Each Party's total aggregate liability for damages sustained by the other Party pursuant to the terms of this Agreement shall be no greater than the Price paid or payable by Purchaser hereunder, or [**] Canadian dollars (Cdn$[**]), which ever is greater, save and except for (i) acts of wanton recklessness or indifference or negligence or intentional misconduct by the liable Party in performing its obligations hereunder, and (ii) such Party's indemnification obligations with respect to Third Party claims hereunder.

                        ARTICLE XI - TERM AND TERMINATION

11.1  TERM OF AGREEMENT.

(a) INITIAL TERM. This Agreement is effective from the date of its execution and shall continue in effect for three (3) years from such date ("Initial Term") unless earlier terminated or extended in accordance with the terms of the Agreement.

(b) RENEWAL TERM. This Agreement will be automatically renewed for successive periods no longer than ONE (1) year each ("Renewal Terms") following the expiration of the Initial term, unless otherwise indicated by either Party to the other with a prior one hundred eighty (180) day written notice.

11.2  TERMINATION OF AGREEMENT.

(a) TERMINATION FOR BREACH. Either Party may terminate this Agreement with written notice to the other Party, if the other Party defaults in a material respect in the performance or observance of any of its obligations under this Agreement and such default continues, unremedied, for a period of sixty (60) days following written notice of such default to the defaulting Party. Such cure period shall be reduced to thirty (30) days in the event of a default of payment by Purchaser.

            Notwithstanding anything to the contrary contained herein, the Parties agree that Supplier shall have the right to suspend the Formulation and supply of any Products ordered pursuant to Accepted Purchase Orders in the event that Purchaser is in default under this Agreement until Purchaser cures such breach to Supplier's satisfaction, acting reasonably.

      (b) BANKRUPTCY, ETC. To the extent permitted by applicable Law, either Party may terminate this Agreement upon notice to the other Party, if the other Party makes an assignment for the benefit of its creditors, is adjudged bankrupt, becomes insolvent, ceases or threatens to cease to carry on business, files or consents to the filing of a petition in bankruptcy, seeks to take advantage of any legislation relating to insolvency, arrangement or relief of debtors, winds-up or liquidates, or if any receiver, trustee, liquidator or similar official is appointed of such other Party or any of its property.

      (c) TERMINATION FOR CONVENIENCE. Either Supplier or Purchaser may terminate this Agreement, without penalty, for any reason upon giving eighteen (18) months prior written notice to the other Party of such termination.

      (d)   EFFECT OF TERMINATION.

      Following termination or expiration of this Agreement for any reason:

                  (i) Purchaser shall purchase from Supplier all (i) remaining Materials, which conforms to the Materials Specifications, purchased by Supplier to conform to the Firm Zone and Material Zone in accordance with Section 4.2 (a) and (b) hereof (unless Supplier has terminated the Agreement for convenience pursuant to Section 11.2 (c)), (ii) all Long Lead Time Materials purchased by Supplier in accordance with Section 4.2 (d) hereof, (iii) all finished Products Formulated by Supplier hereunder in accordance with the Firm Zone and (iv) all of the Safety Stock within thirty (30) days of the delivery of same to Purchaser by Supplier;

                  (ii) Purchaser will have access to any Formulation Records and Batch samples relating to the Formulation of the Products under this Agreement for the period during which the Formulation Records and Batch sample must be kept by Supplier in accordance with this Agreement or the Quality Agreement;

                  (iii) Supplier shall provide to Purchaser the originals of all Specifications; provided, however, that a copy of such document may be retained by Supplier for archival purposes, as means of determining any continuing obligation or confidentiality, but for no other purpose; and

                  (iv) Purchaser shall, within the relevant payment period specified in this Agreement, or, if no payment period is specified in this Agreement, within thirty (30) days of the date of termination of this Agreement, pay to Supplier any outstanding payments to be made pursuant to this Agreement with respect to the supply of Materials, Products and services performed by Supplier hereunder. Any other outstanding payments shall be made pursuant to the applicable written agreement entered into between the parties. In the event no such payment terms were agreed to, Purchaser shall, within thirty (30) days of the date of termination of this Agreement, make any such outstanding payments.

                           ARTICLE XII - MISCELLANEOUS

12.1  RELATIONSHIP OF THE PARTIES.

The relationship between Supplier and Purchaser created pursuant to this Agreement is intended to be and shall be solely that of independent contractors. Neither Party, nor its employees, agents or representatives shall under any circumstances be considered employees, agents, partners, joint venturers or representatives of the other Party. Neither Party, nor its employees, agents or representative shall act or attempt to act, or represent themselves, directly or by implication, as an employee, agent, joint venturer, partner or representative of the other Party or in any manner assume or create, or attempt to assume or create, any obligation or liability of any kind, express or implied, on behalf of or in the name of the other Party. No Person other than Supplier or Purchaser may rely on or enforce any provision of this Agreement.

12.2  FORCE MAJEURE.

(a) DEFINED. In this Agreement, "Force Majeure" means an event or occurrence beyond the reasonable control of a Party which by the exercise of reasonable diligence could not be overcome, which may include, but are not limited to, strikes, lock-outs, labour disruptions, acts of God, changes in the Law, restraints of governments, riots, arrests of people, acts of war, civil disturbances, terrorist actions, rebellion or sabotage, severe breakage of or accidents to machinery, plant or equipment, pipeline or pipe failure, failure of fuel or water supply or transportation, fire, flood, ice, lightning, epidemic, explosion, hydro electric power failures, defaults by Third Party suppliers, including Designated Suppliers, not caused by the act or omission of the Party, or any delay or failure by a Governmental Authority to issue any relevant permit or order not caused by the act or omission of the Party.

(b) NON-DEFAULT. A Party shall be deemed not to be in default with respect to non-performance of any of its obligations under this Agreement, if and so long as such non-performance is due in whole or in some material way to an event of Force Majeure and that Party has used commercially reasonable efforts to remove the event of Force Majeure and to perform its obligations under the Agreement. If an event of Force Majeure occurs, the Party affected shall promptly notify the other Party of the occurrence of the event, its extent and probable duration.

(c) CESSATION OF FORCE MAJEURE. Subject to Section 12.2(b) hereof, if Supplier is unable to supply Purchaser with its requirements of Products by reason of Force Majeure, Force Majeure shall excuse Supplier's performance until the Force Majeure has ceased and for a reasonable period of time thereafter, to allow Supplier to restore itself to the position it was in with respect to the Formulation of Products immediately prior to the Force Majeure. Within ninety (90) days of notification by Supplier that it is able to resume the necessary supply of the Products to Purchaser, or the period specified in Section 2.1, whichever is later, Purchaser shall resume obtaining its requirements of Products from Supplier pursuant to the terms of this Agreement. Purchaser shall be excused from its obligation set forth in Section 2.1 hereof during Supplier's inability to perform the Formulation of the Products as a result of a Force Majeure event (and the parties hereby agree that Supplier may use the Safety Stock to support the manufacturing of Purchaser's orders), until the cessation of such Force Majeure event in accordance with this Section 12.2 (c) and thereafter as specified in Section 2.1. Supplier shall suffer no penalty or incur any liability for its inability to perform hereunder by reason of Force Majeure.

(d) TERMINATION. If a Party fails to perform any of its obligations under this Agreement by reason of Force Majeure and such non-performance continues for a period of [**] days from the first occurrence of the event of Force Majeure, the other Party may, if itself is not in default under the Agreement, terminate this Agreement by providing written notice to that effect to the non-performing Party. In the event of such termination, both Parties' respective rights and obligations under this Agreement shall terminate except for any amounts previously due and owing by one Party to the other and except for any other obligations which this Agreement expressly provides shall survive termination, including Sections 11.2(d) and 12.16.

12.3  FURTHER ASSURANCES.

Each Party will at any time and from time to time, upon the request of the other Party, execute and deliver such further documents and do such further acts and things as the other Party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

12.4  CONFIDENTIALITY.

This Agreement is subject to the confidentiality provisions attached hereto as Schedule "D".

12.5  NOTICES.

Any notice or other communication made under this Agreement (other than routine business communication) shall be in writing and shall be properly given: (i) when delivered if sent by personal delivery; (ii) when transmitted if sent by facsimile with confirmation of transmission; or (iii) three (3) Business Days after being posted if sent by registered mail return receipt requested, addressed:

(a)   if to Supplier, to it at:

                            16751 Trans Canada Highway
                            Kirkland, Quebec, Canada  H9H 4J4
                            Attn: President of DRAXIS Pharma Division
                            Facsimile: (514) 694-3841

      with a copy to:       DRAXIS Health Inc.
                            16751 Trans Canada Highway
                            Kirkland, Quebec, Canada  H9H 4J4
                            Attn:  General Counsel and Secretary
                            Facsimile: (514) 630-7159

(b)   if to Purchaser, to it at:

                            Penwest Pharmaceuticals Co.
                            39 Old Ridgebury Road, Suite #11
                            Danbury, Connecticut, U.S.A. 06810
                            Attn.: Kevin Fitzmaurice,
                            Director, Technical Operations
                            Facsimile: (845) 878-3420

      with a copy to:       Penwest Pharmaceuticals Co.
                            39 Old Ridgebury Road, Suite #11
                            Danbury, Connecticut, U.S.A. 06810
                            Attn: Chief Financial Officer
                            Facsimile: (203) 794-1393

A Party may change its address for notice by notifying the other Party at any time in accordance with the provisions of this Section 12.5.

12.6  ENTIRE AGREEMENT.

This Agreement and the Quality Agreement and all Schedules attached hereto, and the letter dated [**] and accepted by Penwest on [**] with the subject "Proposal for the Stability Fee for Timerx(R)-N granules", supersede any prior agreements between the Parties as to the subject matter of the Agreement, whether oral or in writing, including, without limitation, the Prior Agreement (other than those provisions which survive termination of such agreement, provided, that Section 3.4 therein shall not apply) and contains the entire understanding between the Parties as to the subject matter of the Agreement.

12.7  WAIVER.

No delay or failure on the part of a Party in exercising any rights under this Agreement shall affect any of such Party's rights and any waiver of a Party's rights under this Agreement shall be in writing and signed by such Party.

12.8  AMENDMENT.

This Agreement may not be modified or amended except by further written statement signed by both Parties.

12.9  SEVERABILITY.

Any provision of this Agreement that is held to be inoperative, unenforceable or invalid in any jurisdiction shall be inoperative, unenforceable or invalid in that jurisdiction without affecting any other provision hereof in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions hereof are declared to be severable.

12.10 ENUREMENT.

This Agreement is binding on and enures to the benefit of each Party and its successors and permitted assigns.

12.11 ASSIGNMENT.

Neither Purchaser nor Supplier shall assign or otherwise transfer any rights under or interest in this Agreement without the other Party's prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) Supplier may assign this Agreement to an Affiliate provided all Formulation remains at the Facility; (b) Purchaser may assign this Agreement to an Affiliate, and (c) either Party may assign this Agreement in the event of a sale or transfer of all or substantially all of its business related to the Products by way of acquisition or merger.

12.12 COUNTERPARTS.

This Agreement may be executed in counterparts and by facsimile transmission, each of which shall be deemed to be an original and which together shall constitute one and the same agreement.

12.13 CONTRA PROFERENTUM.

This Agreement is the result of mutual negotiations between the Parties, and each Party agrees that no part of this Agreement shall be interpreted against the other Party on the grounds that particular language was drafted by such Party.

12.14 SUBCONTRACTING.

Supplier may be permitted to subcontract in whole or in part its obligations under this Agreement upon the consent of Purchaser, such consent not be to unreasonably withheld or delayed.

12.15 GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. The Parties expressly agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods. Any disputes arising between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the provincial and federal courts located in the Province of Quebec, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction.

12.16 SURVIVAL.

The following provisions shall survive the expiration or termination of this
Agreement: Sections 3.4 (last sentence only), 5.3, 6.4, 6.5, 8.1(a)(iv), 8.2(a)(viii), 8.4, 9.1(a) through (d), 9.4, 10, 11.2(d), 12.1, 12.2(d), 12.4,
12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.12, 12.13, 12.15, 12.16 and 12.17, and
Schedule "D" (as provided in Section 9 thereof).

12.17 LANGUAGE CLAUSE.

The Parties have requested that this Agreement and all ancillary documents be drawn up in the English language only. Les parties ont exige que cette entente ainsi que tous les documents y afferent soient rediges en anglais seulement.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above, by their authorized officers, who by signing confirm their authority and intention to bind the Party they represent.

DRAXIS SPECIALTY PHARMACEUTICALS INC.

Per: /s/ John Durham
     -------------------------------------------
     John Durham
     President of DRAXIS Pharma Division

PENWEST PHARMACEUTICALS CO.

Per: /s/ Benjamin L. Palleiko
     -------------------------------------------
     Benjamin L. Palleiko
     Senior Vice President, Corporate Development
     and Chief Financial Officer

                                  SCHEDULE "A"

                             PRODUCT SPECIFICATIONS

The parties acknowledge that they received copies of the Specifications for the Product and that said Specifications are now on file.

                                  SCHEDULE "B"

                                QUALITY AGREEMENT


                    Confidential Materials omitted and filed
            separately with the Securities and Exchange Commission.

                                      [**]

                                  SCHEDULE "C"

                                 PRODUCT PRICES

PRODUCT :                                      YEAR 2006 PRICES/PER KG
---------                                      -----------------------
607520 TIMERx(TM)-N :              (720 kg)           CDN $[**] kg
600420 TIMERx(TM)-A :              (480 kg)           CDN $[**] kg
600520 TIMERx(TM)-O:               (160 kg)           CDN $[**] kg
600450 TIMERx(TM)-M50A:            (480 kg)           CDN $[**] kg
600470 TIMERx(TM)-M70A:            (480 kg)           CDN $[**] kg

                                  SCHEDULE "D"

                        CONFIDENTIAL DISCLOSURE AGREEMENT

Between PENWEST PHARMACEUTICALS CO. a corporation incorporated under the laws of Washington, having offices at 39 Old Ridgebury Road, Suite #11, Danbury, Connecticut, U.S.A. 06810 and at 2981 Route 22, Patterson, New York, U.S.A. 12563; ("PURCHASER") and DRAXIS SPECIALTY PHARMACEUTICALS INC., a corporation amalgamated under the laws of Canada having its principal office at 16751 Trans-Canada Highway, Kirkland, Quebec H9H 4J4 ("SUPPLIER");

1. Supplier possesses certain information concerning its business and other confidential information (along with such information disclosed pursuant to the Prior Agreement, the "Supplier Information") which it wishes to disclose to Purchaser for purposes of carrying out the Manufacture and Supply Agreement between the parties (the "Agreement") (the "Purpose"). Purchaser possesses certain information concerning its business and other confidential information (along with such information disclosed pursuant to the Prior Agreement, the "Purchaser Information") which it wishes to disclose to Supplier for the Purpose. In addition to the terms defined above, unless something in the context or subject matter is inconsistent therewith:

      (a) "Discloser" means Supplier with respect to the disclosure of the Supplier Information and means Purchaser with respect to the disclosure of the Purchaser Information;

      (b) "Information" means Supplier Information with respect to the disclosure or receipt of Supplier Information and means Purchaser Information with respect to the disclosure or receipt of Purchaser Information; and

      (c) "Recipient" means Supplier with respect to the receipt of Purchaser Information and means Purchaser with respect to the receipt of Supplier Information.

2. Discloser shall at its discretion provide such of the Information to Recipient as is required for the Purpose. Nothing in this Agreement obligates Discloser to make any particular disclosure of Information.

3. All right, title and interest in and to the Information shall remain the exclusive property of Discloser and the Information shall be held in trust and confidence by Recipient for Discloser. No interest, license or any right respecting the Information, other than as expressly set out herein, is granted to Recipient under this Agreement by implication or otherwise.

4. Recipient shall not use the Information in any manner except as reasonably required for the Purpose.

5. Recipient shall use all reasonable efforts to protect Discloser's interest in the Information and keep it confidential, using a standard of care no less than the degree of care that Recipient would be reasonable expected to employ for its own similar confidential information. In particular, Recipient shall not, directly or indirectly, disclose, allow access to, transmit or transfer the Information to a Third Party without the Discloser's prior written consent. Recipient shall disclose the Information only to those of its or its Affiliates' employees, or to those employees of any consultant of the Recipient, who have a need to know the Information for the Purpose. Recipient shall, prior to disclosing the Information to such employees and consultants, issue appropriate instructions to them to satisfy its obligations herein and obtain their written agreement to receive and use the Information on a confidential basis on the same conditions as contained in this Schedule "D".

6. The Information shall not be copied, reproduced in any form or stored in a retrieval system or database by Recipient without the prior written consent of Discloser, except for such copies and storage as may reasonably be required internally by Recipient for the Purpose.

7. The obligations of the Recipient under Sections 4, 5 and 6 of this Schedule "D" shall not apply to Information:

      (a) which at the time of disclosure is or was readily available to the trade or the public;

      (b) which after disclosure becomes readily available to the trade or the public, other than through a breach of the Prior Agreement or this Agreement;

      (c) which is subsequently lawfully and in good faith obtained by Recipient from an independent Third Party without breach of the Prior Agreement or this Agreement, as shown by documentation sufficient to establish the Third Party as a source of the Information, and not obtained by the Third Party from Discloser;

      (d) which Recipient can establish, by documented and competent evidence, was in its possession prior to the date of disclosure of such Information by Discloser, or

      (e) any Information which the Recipient is required to disclose pursuant to Law, applicable court order or regulatory order, provided that Recipient shall (to the extent permitted by Law) promptly notify Discloser in writing of any such requirement for disclosure prior to the disclosure of the Information in accordance with such applicable law, regulatory order or court order.

8. Recipient shall, upon request of Discloser, immediately return the Information and all copies thereof in any form whatsoever under the power or control of Recipient to

Discloser, and delete the Information from all retrieval systems and databases, save for one copy which may be kept for legal archival purposes only.

9. Due to the valuable and proprietary nature of the Information to Discloser, the obligations assumed by Recipient under this Schedule "D" shall continue for ten (10) years after disclosure of such Information.

10. Each Party acknowledges that any breach of this Schedule "D" may cause irreparable harm to the other Party, and agrees that the remedies for breach may include, in addition to damages and other available remedies, injunctive relief against such breach. The prevailing Party shall be entitled to the award of its reasonable attorney fees in any action to enforce this Schedule "D".

11. Any notice or other communication made under this Schedule "D" (other than routine business communication) shall be in writing and shall be properly given:
(i) when delivered if sent by personal delivery; (ii) when transmitted if sent by facsimile with confirmation of transmission; or (iii) three (3) Business Days after being posted if sent by registered mail return receipt requested, addressed:

      if to Supplier, to it at:
                                  16751 Trans Canada Highway
                                  Kirkland, Quebec, Canada  H9H 4J4
                                  Attn: President of DRAXIS Pharma Division
                                  Facsimile: (514) 694-3841

      with a copy to:
                                  DRAXIS Health Inc.
                                  16751 Trans Canada Highway
                                  Kirkland, Quebec, Canada  H9H 4J4
                                  Attn:  General Counsel and Secretary
                                  Facsimile: (514) 630-7159

      if to Purchaser, to it at:

                                  Penwest Pharmaceuticals Co.
                                  39 Old Ridgebury Road, Suite #11
                                  Danbury, Connecticut, U.S.A. 06810
                                  Attn.: Kevin Fitzmaurice,
                                  Director, Technical Operations
                                  Facsimile: (845) 878-3420
      with a copy to:             Penwest Pharmaceuticals Co.
                                  39 Old Ridgebury Road, Suite #11
                                  Danbury, Connecticut, U.S.A. 06810
                                  Attn: Chief Financial Officer
                                  Facsimile: (203) 794-1393

A Party may change its address for notice by notifying the other Party at any time in accordance with the provisions of this Section 11.

12. This Schedule "D" shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. Any disputes arising between the Parties relating to this Schedule "D" shall be subject to the exclusive jurisdiction and venue of the provincial and federal courts located in the Province of Quebec, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction.

13. This Schedule "D" is incorporated into and made a part of the Agreement.

                                  SCHEDULE "E"

                            LONG LEAD TIME MATERIALS

NONE.

                                     - 46 -